EXHIBITS 5.2 AND 23.3

10700 Sikes Pl., Suite 375
Charlotte, North Carolina 28277
  Telephone (704) 814-4460

April 1, 2021
cbdMD, Inc.
8845 Red Oak Boulevard
Charlotte, NC 28217

Re:
Registration statement on Form S-8

Ladies and Gentlemen:

We have acted as special North Carolina counsel for cbdMD, Inc., a North Carolina corporation (the “Company”) in connection with the Company’s registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, for the registration 5,000,000 shares of common stock, par value $0.001, issuable pursuant to the Company’s 2021 Equity Compensation Plan (the “2021 Plan”). The common stock issuable pursuant to the 2021 Plan is referred to herein as the “Shares.”

In connection with this opinion, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth.  In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.  As to matters of fact material to this opinion, we have relied upon statements and representations of representatives of the Company and of public officials.

We express no opinion herein as to the laws of any state or jurisdiction other than the Business Corporation Act of the State of North Carolina (including the statutory provisions and all applicable judicial decisions interpreting those laws). We neither express nor imply any obligation with respect to any other laws or the laws of any other jurisdiction or of the United States. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or blue sky laws. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon and subject to the foregoing, we are of the opinion that the Shares are duly authorized and upon the issuance of the Shares as provided in the 2021 Plan, the Shares will be validly issued, fully paid and nonassessable.

No portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent; provided, however, that Pearlman Law Group LLP may rely upon this opinion in connection with its opinion of even date herewith regarding the Registration Statement.

We hereby consent to the use of our name under the heading “Legal Matters” in the Registration Statement. We further consent to your filing a copy of this opinion letter as Exhibit 5.2 to the Registration Statement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Gavigan Law PLLC GAVIGAN LAW, PLLC